Dakota Territory Resource Corp Announces Closing of Oversubscribed $50 Million Private Placement

7/21/2021 | Press Release

Lead, South Dakota, July 21, 2021 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") is pleased to announce that it has closed on substantially all of its previously announced non-brokered private placement (the "Private Placement"). Under the Private Placement the Company issued an aggregate of 11,036,389 shares of common stock of the Company (each a "Common Share") at a price of $4.50 per Common Share for aggregate gross proceeds of $49,663,750.50. The Common Shares were issued pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the "Securities Act").

The net proceeds of the Private Placement will be used by Dakota Territory for exploration of its gold properties and general working capital purposes.

The Company anticipates closing a final tranche of the Private Placement on or before July 30, 2021.

This news release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. Any securities offered and sold under the Private Placement have not been, and will not be, registered under the Securities Act, or any state securities laws, and accordingly, may not be offered or sold within the United States except in compliance with the registration requirements of the Securities Act and applicable state securities requirements or pursuant to exemptions therefrom.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp is a Nevada corporation with offices located at Lead, South Dakota. Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

Inquiries

Shareholder and Investor Inquiries: For more information, please contact Jonathan Awde at 604-761-5251 or info@gold-sd.com.

Social and Public Relations Inquiries: For more information, please contact Elizabeth Sailer at 605-580-0480 or info@gold-sd.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements regarding the Private Placement. These forward-looking statements are based on assumptions and expectations that may not be realized and are inherently subject to numerous risks and uncertainties, which could cause actual results to differ materially from these statements. These risks and uncertainties include, among others, the closing of the final tranche of the Private Placement, the use of proceeds of the Private Placement, the state of the economy and financial markets generally and the effect on our industry, and the market for our common stock. The foregoing list is not exhaustive. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the risk factors included in Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2021, as amended, as updated by annual, quarterly and other reports and documents that we file with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this communication. These statements speak only as of the date of this communication, and we undertake no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law.